Exhibit 99.1

For Release: 1:00 p.m. (EDT), June 1, 2012

GM Announces U.S. Salaried Pension Plan Actions
Offers Lump-Sums to Many Retirees; Prudential to Assume Monthly Benefits

•	Expected $26 billion reduction in U.S. pension obligation

•	118,000 salaried retirees overall impacted; 42,000 offered lump-sum payment

•	No change to active employee benefits

DETROIT - General Motors Co. today announced that it will provide select U.S. salaried retirees a lump-sum payment offer and other retirees with a continued monthly pension payment securely administered and paid by The Prudential Insurance Company of America, a Prudential Financial, Inc. company.

The retirement plan actions will result in an expected $26 billion reduction of GM's U.S. salaried pension obligation.

Approximately 42,000 salaried retirees and surviving beneficiaries will be eligible to receive a voluntary single lump-sum payment option. GM plans to purchase a group annuity contract from Prudential under which Prudential will pay and administer future benefit payments to most of the remaining U.S. salaried retirees. The transactions are expected to be completed by the end of 2012, following completion of regulatory review. Prudential would then assume responsibility for the benefits covered by the agreement and begin making the benefit payments in January 2013.

“We appreciate the contributions our retirees have made to the company and we have taken great care in ensuring the security of their retirement benefits,” said Cindy Brinkley, GM vice president of global human resources. “Many of our retirees will now have more flexibility to manage their retirement funds and we are confident that Prudential will provide outstanding service to those receiving a monthly payment.”

Approximately 118,000 U.S. salaried retirees are impacted by these changes in different ways, depending on retirement date and eligibility. Salaried retirees eligible for the lump-sum payment will have until July 20, 2012 to make a decision on their payment options. The eligibility and pension options for the majority of retirees are:

Eligibility	Actions/Options
Retired from GM on or after Oct. 1, 1997 and before Dec. 1, 2011.
Three choices:
1. One-time, single lump-sum payment.
2. Continue with current monthly benefit, payable by Prudential.
3. New form of monthly benefit (based on marital status) - single life annuity or joint and survivor monthly benefit, payable by Prudential.

Retired from GM before Oct. 1, 1997.	Continue with current monthly benefit, payable by Prudential.
Most active salaried employees and retirees who started receiving their pension benefits on or after Dec. 1, 2011.	Moved into new GM pension plan with same benefits. Lump-sum payment or monthly pension benefit available at retirement, payable by GM.

"We are delighted to be working with General Motors to help the company fulfill its promise of guaranteed lifetime income for retirees in the salaried retirement program," said Christine Marcks, president of Prudential Retirement, a business unit of Prudential Financial, Inc. "We have a strong track record in this area, having worked with companies and organizations since 1928 to provide guaranteed pension benefits for millions of retirees."
GM's anticipated cash contribution to its U.S. salaried pension plans to effect these actions will be in the range of $3.5 to $4.5 billion to help fund the purchase of the group annuity contract and to improve the funded status of the pension plan for active salaried employees. The final amount will be determined at the closing of the transactions.
GM expects to take net special charges in the range of $2.5 to $3.5 billion in the second half of 2012 and the ongoing annual impact to earnings will be approximately $200 million unfavorable due to a decrease in pension income.
“These actions represent a major step toward our objective of de-risking our pension plans and will further strengthen our balance sheet and give us more financial flexibility going forward,” said Dan Ammann, senior vice president and CFO.
These pension changes do not affect GM salaried retirees' eligibility for post-retirement health care, life insurance and a vehicle discount.
As a result of the changes to the pension plan for salaried retirees, GM will establish a new plan for active salaried employees with the same provisions as the current plan. GM will terminate the current salaried pension plan. There is no impact on hourly retirees.
GM's retiree website, www.gmretiree.com, will include additional information on the pension changes to further assist salaried retirees.
About General Motors
General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets.  GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

Dave Roman
Director, GM Financial Communications
Phone: 313-665-5316
Cell: 313-498-1735
dave.roman@gm.com

Randy Arickx
Executive Director, GM Financial Communications, Investor Relations
Phone: 313-667-0006
Cell: 313-268-7070
randy.c.arickx@gm.com